Exhibit 99.1

ONE Gas Announces Leadership Progression – Dinan

February 18, 2026

Feb. 18, 2026	Analyst Contact:	Erin Dailey 918-947-7411

	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Leadership Progression

to Support Scaled Operations and Long-term Growth

TULSA, Okla. – Feb. 18, 2026 – ONE Gas, Inc. (NYSE: OGS) announced today that Curtis Dinan, senior vice president and chief operating officer, will be promoted to the position of president and chief operating officer effective March 1, 2026.

Robert S. McAnnally, president and chief executive officer, will continue in the role of chief executive officer, focusing on long-term strategy and value creation, stakeholder engagement and alignment across the organization.

“Curtis is a proven leader who has driven commercial transformation and outstanding operational results,” said McAnnally. “As we meet growing demand in both our traditional customer base and new, larger load opportunities, this new role will strengthen our organization. Given his experience and the quality of his leadership, Curtis is the right leader to take on this new role.”

In this role, Dinan will be responsible for the day-to-day operations of ONE Gas’ natural gas distribution business divisions. He will continue to report to McAnnally.

“I appreciate the confidence and support from Sid and am honored to work alongside our leaders to safely serve customers and unlock the potential of opportunities before us,” said Dinan.

Dinan has served as the Company’s senior vice president and chief operating officer since June 2021. He served as the Company’s senior vice president and chief commercial officer from July 2020 to June 2021, as senior vice president, commercial from February 2019 to July 2020, and as senior vice president and chief financial officer from January 2014 to February 2019.

ONE Gas Announces Leadership Progression – Dinan

February 18, 2026

ONE Gas is committed to delivering reliable energy safely and affordably, creating long-term value for our shareholders, customers and communities. This change does not alter the company’s strategy, regulatory commitments or financial outlook.

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange and NYSE Texas under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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